Exhibit 99.1

Investor Relations inquiries:	Media inquiries:
Jerome Holland	Jeff S. Hull
Matson, Inc.	Matson, Inc.
510.628.4021	510.628.4534
jholland@matson.com	jhull@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES THIRD QUARTER 2013 DILUTED EPS OF $0.40 AND CONTRACT TO BUILD TWO NEW CONTAINERSHIPS

•                  3Q13 Hawaii container volume down 3.1% compared to 3Q12

•                  3Q13 ocean transportation operating income down $7.4 million YOY, resulting from $7.3 million of unfavorable non-operational items and a $3.1 million decline at SSAT related to new terminal

•                  Net Income of $17.2 million, EBITDA of $44.1 million

•                  Aker Philadelphia Shipyard to build two new 3600 TEU Aloha Class dual-fuel containerships

HONOLULU, Hawaii (November 6, 2013) — Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $17.2 million, or $0.40 per diluted share for the quarter ended September 30, 2013. Net income for the quarter ended September 30, 2012 was $19.1 million, or $0.45 per diluted share. Consolidated revenue for the third quarter 2013 was $415.0 million compared with $401.4 million reported for the third quarter 2012.

For the first nine months of 2013, Matson reported net income of $46.4 million, or $1.08 per diluted share compared with $30.3 million or $0.71 per diluted share in 2012. Consolidated revenue for the first nine months of 2013 was $1,226.3 million, compared with $1,161.7 million in 2012.

Matt Cox, Matson’s President and Chief Executive Officer commented, “Matson’s third quarter results were mixed, resulting in a modest decrease in consolidated earnings.  After strong volume growth in the first half of the year, we saw a lull in container volume in our core Hawaii market.  Further, several unfavorable items impacted earnings in the third quarter, including higher than expected transition costs at SSAT’s new Oakland terminal, an adverse arbitration decision related to previously co-owned Guam terminal assets, and response costs, legal expenses and third party claims related to the molasses incident in Honolulu Harbor.”

Cox continued, “Despite these third quarter challenges, overall our on-going ocean transportation and logistics operations performed well.  We are encouraged by the continuing strong demand for our premium service out of China and we believe performance in Guam will remain steady.  Investments made by SSAT at the Oakland terminal position the joint venture well for the long term, while Logistics continues to rebound with stronger warehousing performance expected ahead.”

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“Most importantly, we remain confident in the long-term prospect for multi-year growth in Hawaii. We have entered into a contract to build two, Aloha Class 3600 TEU container ships for dedicated service to the Hawaii market beginning in 2018.  These vessels will further our market leadership position by adding needed capacity for future growth while ensuring superior reliability, a hallmark of Matson’s service. This considerable investment, totaling $418 million, is financially compelling and continues our tradition of introducing the most advanced ships to our home trade.”

“The first of the two Aloha Class ships will be named in honor of Senator Inouye,” said Cox.  “This decision was a natural one for us.  Senator Inouye left an unparalleled legacy in Hawaii history, and was a true champion of the U.S. Merchant Marine.  Having a modern, U.S.-flag containership dedicated to serving Hawaii bear his name is an appropriate tribute to this great man.”

“Lastly, we are pleased to announce a $100 million, senior unsecured private placement of 30-year debt. We plan to issue the notes in early 2014, subject to customary closing conditions, having locked in an attractive long-term fixed rate of 4.35 percent.”

Fourth Quarter 2013 Outlook

Ocean Transportation: After significant volume growth in the Hawaii trade lane in the first half of the year, volume decreased modestly during the third quarter of 2013 on a year over year comparative basis. The Company expects its fourth quarter Hawaii volume to be modestly lower than levels achieved in the fourth quarter of 2012. In the China trade, the Company continues to realize a premium in its rates for its expedited service. However, modest rate erosion is expected on a year over year basis for the balance of 2013 due to continued carrier over capacity in that trade. Guam trade volume decreased slightly in the quarter due to the timing of select shipments. Little, if any, fourth quarter growth in Guam is expected.

The Company’s terminal operations joint venture, SSAT, incurred higher than expected transition costs during the third quarter associated with its expansion of terminal operations in its new Oakland terminal. Some additional transition costs are expected during the fourth quarter, which will likely lead to a modest overall loss during the quarter.

The Company continues to benefit from operating a nine-ship fleet, and expects to realize operational efficiencies for the balance of the year as well as lower outside transportation costs, both of which result from a lighter dry-dock schedule as compared to 2012.

With respect to the molasses incident in Honolulu Harbor, no legal claims have been initiated at this time, and government agencies have not yet presented the Company with an accounting of claims for reimbursement.  At this early stage in the proceedings, the Company is not able to estimate the future costs, penalties, damages or expenses that it may incur related to the incident.  As a result at this time no assurance can be given that the impact of the incident on the Company’s financial position, results of operations, or cash flows will not be material.

Given the trends and items noted above, operating income for the balance of the year is expected to be near or slightly below levels achieved in the fourth quarter of 2012.

Logistics: Volume in Logistics’ intermodal and highway businesses grew at a healthy pace in the third quarter; and, combined with continued cost cutting measures, results improved and operating income margin reached 1.6 percent of revenues. Driven by continued volume growth, expense control and improvements in warehouse operations, operating income margin is expected to be 1-2 percent of revenues for the fourth quarter of the year.

Other: In the third quarter of 2013, operating income results in Ocean Transportation were adversely impacted by a $2.2 million tax allocation item related to the Company’s Separation in the prior year. However, an offsetting equal benefit was derived in the Company’s consolidated tax expense associated with the same allocation. There was no net income impact associated with the allocation, however, and as a result, the Company had a lower effective tax during the quarter, 27.1 percent, versus 37.1 percent in the third quarter 2012. The Company expects its fourth quarter 2013 effective tax rate to be approximately 38.5 percent.

The Company expects capital expenditures for 2013 to be approximately $25 million, excluding any vessel replacement capital expenditures it may make. During the third quarter, the Company made a deposit of $111.8 million to its Capital Construction Fund associated with its vessel replacement plan. The deposit consisted of the assignment of an undivided interest of its trade accounts receivable to the Capital Construction Fund.  The deposit has the effect of deferring a portion of the Company’s current cash tax liabilities, but does not affect its tax rate.

Results By Segment

Ocean Transportation — Three months ended September 30, 2013 compared with September 30, 2012

	Three Months Ended September 30
(Dollars in millions)	2013	2012	Change
Revenue	$310.1	$307.1	1.0%
Operating income	$25.5	$32.9	(22.5)%
Operating income margin	8.2%	10.7%
Volume (units) (1)
Hawaii containers	34,600	35,700	(3.1)%
Hawaii automobiles	16,800	22,200	(24.3)%
China containers	16,200	17,100	(5.3)%
Guam containers(2)	6,000	6,200	(3.2)%
Micronesia/South Pacific containers(2)	3,200	1,500	113.3%

(1)         Approximate container volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages that straddle the beginning or end of each reporting period.

(2)         In January 2013 the Company purchased the assets of Reef Shipping Limited. Accordingly, given new route configurations in the South Pacific trade, the Company reclassified 2012 volume from Yap and Palau from the Guam containers total to the Micronesia/South Pacific containers total.

Ocean Transportation revenue increased $3.0 million, or 1.0 percent, during the three months ended September 30, 2013 compared with the three months ended September 30, 2012. The increase was due to new volume associated with the Company’s Micronesia/South Pacific trade and the combined impact of improved freight rates and favorable cargo mix changes in Hawaii and Guam, mostly offset by lower volume in all other trade lanes and a decrease in China trade freight rates compared to the prior year’s level.

On a year over year basis, Hawaii and Guam container volume decreased 3.1 percent and 3.2 percent, respectively, due to a modestly slower freight environment; China volume declined 5.3 percent, the result of an additional sailing in the prior year; and Micronesia/South Pacific volume increased due to the acquisition of the assets of Reef Shipping Limited earlier in the year. Hawaii automobile volume decreased 24.3 percent reflecting the timing of rental fleet replacement.

Ocean Transportation operating income decreased $7.4 million, or 22.5 percent, versus the comparable prior year period. The decrease in operating income resulted from lower volume in the Hawaii and Guam trades, lower China freight rates, and certain unfavorable items including an adverse arbitration decision of $3.8 million related to previously co-owned Guam terminal assets, a $2.2 million tax allocation item related to the Separation, and $1.3 million in response costs, legal expenses and third party claims related to the molasses released into Honolulu Harbor in September.  These operating income unfavorable items were partially offset by freight rate and cargo mix improvements in select trades, and lower vessel operating expenses attributable to the operation of a nine-ship fleet for the quarter. The Company operated a 10-ship fleet for a significant portion of the third quarter of 2012 due to vessel dry-docking.

Losses attributable to the Company’s SSAT joint venture were $2.4 million during the third quarter, compared to a $0.7 million contribution in the comparable period of the prior year. The loss was primarily due to higher than expected transition costs related to the expansion of SSAT’s terminal operations in Oakland.

Ocean Transportation — Nine months ended September 30, 2013 compared with September 30, 2012

	Nine Months Ended September 30
(Dollars in millions)	2013	2012	Change
Revenue	$920.0	$886.1	3.8%
Operating income	$78.3	$69.9	12.0%
Operating income margin	8.5%	7.9%
Volume (units) (1)
Hawaii containers	104,600	102,100	2.4%
Hawaii automobiles	63,000	60,000	5.0%
China containers	45,800	46,000	(0.4)%
Guam containers(2)	17,900	18,100	(1.1)%
Micronesia/South Pacific containers(2)	8,000	4,300	86.0%

(1)         Approximate container volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages that straddle the beginning or end of each reporting period.

(2)         In January 2013 the Company purchased the assets of Reef Shipping Limited. Accordingly, given new route configurations in the South Pacific trade, the Company reclassified 2012 volume from Yap and Palau from the Guam containers total to the Micronesia/South Pacific containers total.

Ocean Transportation revenue increased $33.9 million, or 3.8 percent, during the nine months ended September 30, 2013 compared to the prior year. The increase was primarily due to new volume associated with the Company’s Micronesia/South Pacific trade and higher volume in the Hawaii trade, partially offset by lower fuel surcharges resulting from lower fuel prices.

During the nine months ended September 30, 2013, Hawaii container and automobile volume increased 2.4 percent and 5.0 percent, respectively, due to modest market growth and gains in westbound and eastbound carriage; China volume was effectively flat reflecting continued high utilization and demand for Matson’s premium expedited service; and Micronesia/South Pacific volume increased due to the acquisition of the assets of Reef Shipping Limited earlier in the year. Guam volume was slightly lower in the first nine months of the year due to the timing of select shipments.

Ocean Transportation operating income increased $8.4 million, or 12.0 percent. The increase in operating income was principally due to lower vessel operating expenses, higher volume in the Hawaii trade, and to the absence of Separation costs, partially offset by higher terminal handling expense associated with higher volume, higher general and administrative expenses, and previously described unfavorable items in the third quarter. During the nine months ended September 30, 2013, the Company operated a nine-ship fleet. During the comparable period of 2012, the Company operated a 10-ship fleet for significant periods of time due to vessel dry-docking.

Losses attributable to the Company’s SSAT joint venture were $3.0 million during the nine months ended September 30, 2013, compared to a $3.1 million contribution in the comparable period of the prior year. The loss was due to past customer losses that result in lower lift volume and higher than expected transition costs related to the expansion of its terminal operations in Oakland.

Logistics — Three months ended September 30, 2013 compared with September 30, 2012

	Three Months Ended September 30
(Dollars in millions)	2013	2012	Change
Intermodal revenue	$63.0	$58.7	7.3%
Highway revenue	41.9	35.6	17.7%
Total Revenue	$104.9	$94.3	11.2%
Operating income	$1.7	$1.3	30.8%
Operating income margin	1.6%	1.4%

Logistics revenue increased $10.6 million, or 11.2 percent, during the third quarter of the year versus the prior year. This increase was primarily due to higher intermodal and highway volume.

Logistics operating income increased $0.4 million, or 30.8 percent, primarily due to lower general and administrative expenses.

Logistics — Nine months ended September 30, 2013 compared with September 30, 2012

	Nine Months Ended September 30
(Dollars in millions)	2013	2012	Change
Intermodal revenue	$185.2	$170.5	8.6%
Highway revenue	121.1	105.1	15.2%
Total Revenue	$306.3	$275.6	11.1%
Operating income	$4.1	$2.9	41.4%
Operating income margin	1.3%	1.1%

Logistics revenue increased $30.7 million, or 11.1 percent, during the first nine months of the year versus the prior year. This increase was the result of higher intermodal and highway volume.

Logistics operating income increased by $1.2 million, or 41.4 percent, due to lower general and administrative expenses and higher intermodal volume.

Cash Generation & Capital Allocation

Matson continued to generate strong cash flow during the third quarter 2013. EBITDA was $44.1 million in the third quarter 2013 compared to $52.5 million in the third quarter 2012, a decrease of $8.4 million, or 16.0 percent.  Maintenance capital expenditures for the third quarter 2013 totaled $9.9 million compared with $13.3 million in the prior year.

Debt & Cash Levels

Total debt as of September 30, 2013 was $289.9 million, of which $277.4 million was long-term debt. During the third quarter 2013, the Company reduced its total debt by $2.5 million and cash balances increased by $42.7 million to $81.8 million. The ratio of net debt to last twelve month EBITDA was 1.19 as of September 30, 2013.

On November 5, the Company entered into a private placement agreement pursuant to which Matson expects to issue $100 million of 30-year senior unsecured notes (the “Notes”), subject to satisfaction of customary  conditions to closing.  The Notes will have a weighted average life of approximately 14.5 years and will bear an interest rate of 4.35 percent, payable semi-annually.

Teleconference and Webcast

Matson, Inc. has scheduled a conference call at 4:30 p.m. EST/1:30 p.m. PST/11:30 a.m. HST today to discuss its third quarter performance. The call will be broadcast live on the Company’s website at www.matson.com; Investor Relations.  A replay of the conference call will be available approximately two hours after the call through 11:59 p.m. EST on Wednesday, November 13, 2013 by dialing (855) 859-2056 or (404) 537-3406 and using the conference number 85681973. The slides and audio webcast of the conference call will be archived for one full quarter on the Company’s Investor Relations page of the Company’s website.

About the Company

Founded in 1882, Matson is a leading U.S. carrier in the Pacific. Matson provides a vital lifeline to the island economies of Hawaii, Guam, Micronesia and select South Pacific islands, and operates a premium, expedited service from China to Southern California. The Company owns a fleet of 18 vessels including containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout the continental U.S. Its integrated, asset-light logistics services include rail intermodal, highway brokerage and warehousing. Additional information about Matson, Inc. is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and information to be discussed in the conference call include non-GAAP measures. While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period. These non-GAAP measures include, but are not limited to, Earnings Before Interest, Depreciation and Amortization (“EBITDA”).

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to regional, national and international economic conditions; new or increased competition; fuel prices and our ability to collect fuel surcharges; our relationship with vendors, customers and partners and changes in related agreements; the actions of our competitors, including the timing of the entry of a competitor in the Guam trade lane; consummating and integrating acquisitions; conditions in the financial markets; changes in our credit profile and our future financial performance; the impact of future and pending legislation, including environmental legislation; government regulations and investigations; the potential adverse effect of the molasses spill on Matson’s business and stock price, the potential for changes in the Company’s operations or regulatory compliance obligations and potential third party or governmental agency claims, disputes, legal or other proceedings, fines, penalties, natural resource damages, inquiries or investigations or other regulatory actions, including debarment, relating to the molasses spill; repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; relations with our unions; and the occurrence of marine accidents, poor weather or natural disasters. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.

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MATSON, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In millions, except per-share amounts) (Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
Operating Revenue:
Ocean transportation	$310.1	$307.1	$920.0	$886.1
Logistics	104.9	94.3	306.3	275.6
Total operating revenue	415.0	401.4	1,226.3	1,161.7

Costs and Expenses:
Operating costs	353.6	337.0	1,041.3	996.0
Equity in loss (income) of terminal joint venture	2.4	(0.7)	3.0	(3.1)
Selling, general and administrative	31.8	30.6	99.6	87.4
Separation costs	—	0.3	—	8.6
Operating costs and expenses	387.8	367.2	1,143.9	1,088.9

Operating Income	27.2	34.2	82.4	72.8

Interest expense	(3.6)	(4.0)	(10.9)	(7.9)
Income from Continuing Operations Before Income Taxes	23.6	30.2	71.5	64.9
Income tax expense	(6.4)	(11.2)	(25.1)	(28.6)
Income From Continuing Operations	17.2	19.0	46.4	36.3
Income (Loss) from Discontinued Operations (net of income taxes)	—	0.1	—	(6.0)
Net Income	$17.2	$19.1	$46.4	$30.3

Basic Earnings Per Share:
Continuing operations	$0.40	$0.45	$1.09	$0.86
Discontinued operations	—	—	—	(0.14)
Net income	$0.40	$0.45	$1.09	$0.72

Diluted Earnings Per Share:
Continuing operations	$0.40	$0.45	$1.08	$0.85
Discontinued operations	—	—	—	(0.14)
Net income	$0.40	$0.45	$1.08	$0.71

Weighted Average Number of Shares Outstanding:
Basic	42.8	42.5	42.7	42.2
Diluted	43.3	42.8	43.1	42.6

Cash Dividends Per Share	$0.16	$0.15	$0.46	$0.78

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In millions) (Unaudited)

	September 30, 2013	December 31, 2012
ASSETS
Cash	$81.8	$19.9
Other current assets	230.3	214.2
Total current assets	312.1	234.1
Investment in terminal joint venture	56.6	59.6
Property — net	736.2	762.5
Other assets	115.3	118.1
Total	$1,220.2	$1,174.3

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current portion of long-term debt	$12.5	$16.4
Other current liabilities	176.8	177.0
Total current liabilities	189.3	193.4

Long-term debt	277.4	302.7
Deferred income taxes	296.9	251.9
Employee benefit plans	106.0	108.0
Other liabilities	35.0	38.4
Total long-term liabilities	715.3	701.0

Total shareholders’ equity	315.6	279.9
Total	$1,220.2	$1,174.3

Net Debt and EBITDA Reconciliation

As of September 30, 2013 (in $ millions)

Total Debt:	$289.9

(Less) Total Cash	(81.8)

Net Debt	$208.1

	Three Months Ended September 30			Last Twelve
(in $ millions)	2013	2012	Change	Months
Net Income	$17.2	$19.1	$(1.9)	$62.0
Subtract: (Income) loss from discontinued operations	—	(0.1)	0.1	0.1
Add: Income tax expense	6.4	11.2	(4.8)	29.5
Add: Interest expense	3.6	4.0	(0.4)	14.7
Add: Depreciation and amortization	16.9	18.3	(1.4)	68.0
EBITDA(1)	$44.1	$52.5	$(8.4)	$174.3

(1)         EBITDA is defined as the sum of net income, less income or loss from discontinued operations, plus income tax expense, interest expense and depreciation and amortization.  EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.